Exhibit 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media – Kim Link 314-994-2936

FOR IMMEDIATE RELEASE
November 1, 2005
Arch Coal Temporarily Suspends Production at West Elk Mine
     Somerset, Colo. (November 1, 2005) – Arch Coal’s Mountain Coal subsidiary conducted a precautionary evacuation of its West Elk mine in Somerset, Colorado, late last week after elevated readings of combustion-related gases were detected in a mined-out area of the mine. West Elk notified the Mine Safety and Health Administration (MSHA) of the evacuation immediately, and MSHA and West Elk personnel are working closely and cooperatively at the site.
     West Elk was in the process of moving its longwall equipment to a new “district,” or reserve area, when the elevated gas levels were detected. West Elk is currently pumping nitrogen, foam and water into the affected area.
     The longwall equipment is currently isolated from the affected area by permanent and temporary seals.
     MSHA and West Elk personnel are working together to address the incident and to determine when it will be safe to re-enter the mine. Following the recovery of the remaining longwall equipment, West Elk will permanently seal the old district where the elevated gas levels were detected.
     “Our first priority will be to ensure that the mine is safe for re-entry,” said John W. Eaves, Arch’s executive vice president and chief operating officer. “Once that is accomplished, we expect the longwall move to be completed in a safe and efficient manner.”
     At this time, a protracted mine outage is not anticipated. Because of the planned longwall move, West Elk was already shipping coal from its inventory at the surface. That will continue until mine operations resume.
     Mountain Coal Company’s West Elk mine produces more than six million tons of low-sulfur bituminous coal annually. Most of the coal is sold to utilities and independent power producers, who use the coal to generate electricity.
     St. Louis-based Arch Coal, Inc. (NYSE:ACI) is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah.

Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.
Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements.